Exhibit 5.1

Goodwin Procter LLP Counselors at Law Three Embarcadero Center 24th Floor San Francisco, CA 94111 T: 415.733.6000 F: 415.677.9041

April 27, 2016

Anthera Pharmaceuticals, Inc.
25801 Industrial Boulevard, Suite B
Hayward, California 94545

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-210166) (as amended or supplemented, the “Registration Statement”) filed on March 14, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on April 18, 2016. Reference is made to our opinion letter dated March 14, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated April 27, 2016 and filed on or about April 29, 2016 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $15,000,000 aggregate offering amount of shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement pursuant to the Amendment to the Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC dated April 27, 2016 (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP